Exhibit 5.1

April 11, 2024 File No.: 142252.1001

VBI Vaccines Inc. 160 Second Street, Floor 3 Cambridge, MA 02142

Re:	VBI Vaccines Inc.
Prospectus Supplement dated April 9, 2024

We have acted as Canadian counsel to VBI Vaccines Inc. (the “Company”), a corporation incorporated under the Business Corporations Act (British Columbia). We refer to the registration statement on Form S-3 (Registration No. 333-267109), as originally filed by the Company under the United States Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”) on August 26, 2022 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”), and the base prospectus, dated September 6, 2022, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”).

We are furnishing this opinion in connection with the Company’s prospectus supplement dated April 9, 2024 to the Base Prospectus (the “Prospectus Supplement”) relating to the offering of (i) 2,272,728 common shares of the Company, no par value (the “Common Shares”), (ii) 2,272,728 warrants to purchase up to an aggregate of 2,272,728 Common Shares (the “Warrants”), and (iii) 136,364 Placement Agent Warrants (as defined in the Prospectus Supplement) to purchase up to an aggregate of 136,364 Common Shares. The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus”. The Common Shares, Warrants and Placement Agent Warrants (as defined in the Prospectus Supplement) and 2,409,092 common shares of the Company issuable upon exercise of the Warrants and Placement Agent Warrants (as defined in the Prospectus Supplement) are collectively referred to as the “Securities”.

We understand that the Securities are to be sold as described in the Prospectus Supplement and pursuant to a securities purchase agreement dated as of April 9, 2024, by and among the Company and the purchasers thereunder (the “Securities Purchase Agreement”).

We have reviewed the Prospectus Supplement, the form of Warrant and the form of Placement Agent Warrant (collectively, the “Warrant Certificates”) and, for the purposes of this opinion, we have also examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of officers of the Company (the “Officers’ Certificate”);

(b)	the notice of articles and articles of the Company attached to the Officers’ Certificate; and

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(c)	certain resolutions of the pricing committee of the Company’s board of directors relating to the offering of the Securities attached to the Officers’ Certificate.

We have also reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for purposes of providing our opinion expressed below.

In examining all documents and in providing our opinion below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the certificates supplied by the respective officers and directors of the Company including, without limitation, the Officers’ Certificate, are complete, true and accurate as of the date hereof;

(e)	all agreements and other documents, including but not limited to the Securities Purchase Agreement, have been duly authorized, executed and delivered by and are enforceable in accordance with their terms against each party to it other than the Company;

(f)	performance of the obligations would not be illegal under the law of the place of performance if that is a place other than British Columbia;

(g)	the Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and applicable rules of NASDAQ, and in the manner stated in the Prospectus Supplement; and

(h)	(i) all formal legal requirements, if any, existing under the laws of the jurisdiction where the Securities Purchase Agreement was signed, executed and delivered by each party thereto have been complied with, and (ii) to the extent that the execution and delivery of the Securities Purchase Agreement, including any formal requirements relating to the execution and delivery thereof are governed by the laws of any jurisdiction other than the Jurisdiction, such laws have complied with.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia (the “Jurisdiction”) and of the laws of Canada applicable in the Jurisdiction. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express; or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Where our opinion expressed herein refers to common shares of the Company having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

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Based on the above, we are of the opinion that, (i) the Common Shares, when issued and delivered by the Company in accordance with the terms of the Securities Purchase Agreement, against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable; and (ii) upon the exercise of the Warrants and/or Placement Agent Warrants (as defined in the Prospectus Supplement) in accordance with the terms of the Warrant Certificates, as applicable, including the receipt of the exercise price therefor, the Common Shares issuable upon the exercise of the Warrants and/or Placement Agent Warrants (as defined in the Prospectus Supplement) will be validly issued, fully paid and non-assessable.

This opinion has been prepared for your use in connection with the Prospectus Supplement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Prospectus or the Securities described therein.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission disclosing the issuance of the Securities and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP